Exhibit 5.1

Tel Aviv | October 2, 2012

BioLineRx Ltd.
P.O. Box 45158
19 Hartum Street
Jerusalem 91450
Israel

Dear Sir and Madam:

We have acted as Israeli counsel to BioLineRx Ltd. (the “Company”), a corporation organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company’s registration statement on Form F-1 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, of the offering for resale by Lincoln Park Capital Fund, LLC (“LPC”) of up to an aggregate of 4,198,598 American Depository Shares (“ADSs”), each representing ten (10) of the Company’s ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares), comprised of: (i) 4,100,000 ADSs (the “Purchase ADSs”) issuable by the Company to LPC pursuant to that certain Purchase Agreement by and between the Company and LPC, dated as of September 21, 2012 (the “Purchase Agreement”) and (ii) 98,598 ADSs issued by the Company to LPC as an initial commitment fee (the “Initial Commitment ADSs”) pursuant to the Purchase Agreement.

As counsel to the Company in Israel, we have examined copies of the Memorandum of Association and the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, we advise you that in our opinion (i) the Ordinary Shares underlying the Initial Commitment ADSs are validly issued, fully paid and non-assessable; and (ii) the Ordinary Shares underlying the Purchase ADSs, when issued and paid for in accordance with the terms of the Purchase Agreement, will be legally issued, fully paid and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely, /s/ Yigal Arnon & Co.

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